EXHIBIT 10.4

FOURTH AMENDMENT TO

RISK SHARING AGREEMENT

This FOURTH AMENDMENT TO RISK SHARING AGREEMENT (this “Amendment”) is made and entered into effective as of November 6, 2014, by and between ITT EDUCATIONAL SERVICES, INC., a Delaware corporation, on behalf of itself and its Affiliates and subsidiaries (“ITT ESI”), and STUDENT CU CONNECT CUSO, LLC, a Delaware limited liability company operating as a credit union service organization (the “CUSO”).

RECITALS

The following recitals are a material part of this Amendment:

A. ITT ESI and the CUSO (together, the “Parties”) are parties to that certain Risk Sharing Agreement entered into as of February 20, 2009, and subsequently amended on January 13, 2011, March 30, 2011, and May 18, 2012 (as so amended, the “Agreement”).

B. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings provided in the Agreement and Schedule A thereto.

C. The Parties have agreed to amend certain provisions of the Agreement in certain respects, subject to and conditioned upon the payment to the CUSO by ITT ESI of the Discharge Amount (as hereinafter defined).

D. In connection with the foregoing, the Parties desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby jointly acknowledged, the parties hereto agree as follows:

1. Subject to and conditioned upon payment of the Discharge Amount to the CUSO by ITT ESI as provided in Section 3 of this Amendment, Section 7.2(b)(1)(a) of the Agreement is hereby amended to read in its entirety as follows:

a.	Debt Service Ratio. A debt service ratio that is equal to or greater than 1.2 to 1, defined as earnings before interest, income taxes, depreciation and amortization divided by the current portion of long-term debt plus interest expense; provided, however, that for each of the ITT ESI fiscal quarters ended June 30, 2013, through December 31, 2014 (the “Suspension Period”), compliance with this debt service ratio covenant is not required, and the failure to comply with this debt service ratio covenant during the Suspension Period shall not require an increase in Collateralization Percentage pursuant to Section 6.3 of the Agreement;

2. Subject to and conditioned upon payment of the Discharge Amount to the CUSO by ITT ESI as provided in Section 3 of this Amendment, Section 7.2(b)(1)(c) of the Agreement is hereby amended to read in its entirety as follows:

c.	Current Ratio. A current ratio, defined as the “Total Current Assets” as reported on ITT ESI’s consolidated balance sheet contained in its Forms 10-Q and 10-K filed with the SEC and any cash or securities pledged as Collateral under this Agreement, divided by the “Total Current Liabilities” as reported on ITT ESI’s consolidated balance sheet contained in its Forms 10-Q and 10-K filed with the SEC, of ITT ESI, equal to or greater than: (i) 0.75 to 1 as of June 30, 2012 and September 30, 2012; and (ii) 1 to 1 as of December 31, 2012 and every measurement period thereafter; provided, however, that as of the end of each of the ITT ESI fiscal quarters ending during the Suspension Period, compliance with this current ratio covenant is not required, and the failure to comply with this current ratio covenant during the Suspension Period shall not require an increase in Collateralization Percentage pursuant to Section 6.3 of the Agreement. This calculation excludes all unsecured and uncollateralized related-party receivables and payables.

3. On or before November 14, 2014, ITT ESI shall pay to the CUSO by wire transfer in immediately available funds the sum of $2,577,186.60 (the “Discharge Amount”), which payment in full shall discharge, pursuant to Section 3.6 of the Agreement, all of ITT ESI’s obligations under Article III of the Agreement with respect to those Loans set forth on Exhibit A to this Amendment to the extent and as provided in Section 3.6 of the Agreement. If ITT ESI fails to pay to the CUSO the Discharge Amount on or before November 14, 2014 in full as provided in this Section, no discharge of obligations with respect to the Loans set forth on Exhibit A shall occur, no amendments to the Agreement set forth in this Amendment shall become effective, and this Amendment shall terminate and be of no force or effect whatsoever.

4. For the avoidance of confusion, the Parties acknowledge and agree that, following payment of the Discharge Amount in accordance with Section 3 of this Amendment, the Parties’ respective rights and obligations under the Agreement with respect to those Loans set forth on Exhibit A to this Amendment shall continue in full force and effect to the same extent and in the same manner as other Loans discharged pursuant to Section 3.6 of the Agreement.

5. Except as amended by this Amendment, the remainder of the Agreement is unchanged and remains in full force and effect.

6. This Amendment may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and both of which shall together constitute but one and the same instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective duly authorized officers effective as of the date first above written.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Daniel M. Fitzpatrick
Name:	Dan Fitzpatrick
Title:	EVP CFO

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Joe Karlin
Name:	Joe Karlin
Title:	Program Administrator

[Signature Page to Fourth Amendment to Risk Sharing Agreement.]

EXHIBIT A

List of Loans for which ITT ESI obligations are to be discharged, to the extent and as provided in Section 3.6 of the Agreement, by payment of the Discharge Amount as provided in Section 3 of this Amendment.

See attached.